EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-42904) pertaining to the California Pizza Kitchen, Inc. Employee Stock Purchase Plan, 1998 Stock-Based Incentive Compensation Plan and 1990 Employee Stock Option Plan of our report dated January 26, 2001, except for note 14, as to which the date is February 13, 2001, with respect to the consolidated financial statements of California Pizza Kitchen, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/ Ernst & Young LLP

Long Beach, California
March 20, 2001